Exhibit 99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Aberdeen Funds of our report dated December 29, 2008 relating to the financial statements, which appears in the Credit Suisse Institutional Fund, Inc. - International Focus Portfolio and Credit Suisse Institutional Fund, Inc. - Asia Bond Portfolio (constituting the Credit Suisse Institutional Fund, Inc.) 2008 Annual Report to Shareholders, which is incorporated by reference in the Statement of Additional Information for the year ended October 31, 2008.  We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, MA

April 22, 2009